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EUA COGENEX CORPORATION
Consolidated Statements of Income
Periods Ended September 30, 2000
 (expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

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                         Quarter          Six Months
                         -------          ----------

Operating revenues          $3.6     $10.4
                         -----     -----
Operating expenses:
     Operation          2.7     8.1
     Maintenance          0.2     0.5
     Depreciation and amortization     1.7     3.8
     Taxes-other than income          0.1     0.2
          Income (credit)          (0.6)     (1.6)
          Deferred          0.5     0.7
                         -----     -----
               Total operating expenses     4.6     11.7
                         -----          -----
                 Operating income (loss)     (1.0)          (1.3)
                         -----          -----
Other income and deductions:
     Interest and dividend income     0.6          1.2
     Equity in earnings of jointly-owned companies     -          0.5
Other income (deductions), net     0.2          (1.1)
     -----          -----
               Total other income          0.8          0.6
                         -----          -----
                 Income (loss) before interest charges     (0.2)
(0.7)
                         -----          -----
Interest charges:
     Interest on long-term debt     -          1.1
     Allowance for borrowed funds used during
      construction - credit          -          (0.1)
                         -----          -----
               Total interest charges     -          1.0
                         -----          -----
                 Net income (loss)          $(0.2)          $(1.7)
                         =====          =====






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